Exhibit 99.1

Body Central Corp. Appoints Hancock Askew & Co., LLP as its New Independent Registered Public Accounting Firm

Jacksonville, FL – November 18, 2014 – Body Central Corp. (OTC Pink: BODY) (“Body Central” or the “Company”), a multi-channel, specialty retailer offering on trend, quality apparel and accessories at value prices, announced today the appointment of Hancock Askew & Co., LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 3, 2015. Hancock Askew & Co., LLP replaces PricewaterhouseCoopers LLP. The decision to change accounting firms was approved by the Audit Committee on November 13, 2014. PricewaterhouseCoopers’ report on Body Central’s financial statements for the two most recent fiscal years did not contain any adverse opinion or disclaimer of opinion except for a “going concern” explanatory paragraph included in their March 26, 2014 report on the Company’s financial statements as of December 28, 2013 and December 29, 2012, and there have been no disagreements between the Company and PricewaterhouseCoopers on any matter regarding accounting principles or practices, financial statement disclosure or auditing scope or procedure during the Company’s prior to fiscal years and the subsequent interim period through PricewaterhouseCoopers’ dismissal.

“We look forward to a long-term relationship and the strong experience the Hancock Askew team brings to Body Central,” said Richard L. Walters, Body Central’s Executive Vice President and Chief Financial Officer. “We believe the engagement of Hancock Askew is consistent with our goal of maintaining quality professional services, while simultaneously achieving cost efficiencies and building shareholder value. We thank PricewaterhouseCoopers for their many years of service to Body Central.”

About Body Central Corp.

Founded in 1972, Body Central Corp. is a multi-channel, specialty retailer offering on trend, quality apparel and accessories at value prices. As of November 5, 2014, the Company operated 271 specialty apparel stores in 28 states under the Body Central and Body Shop banners, as well as a direct business comprised of a Body Central catalog and an e-commerce website at www.bodycentral.com. The Company targets women in their late teens to mid-thirties from diverse cultural backgrounds who seek the latest fashions at an affordable price and a flattering fit. The Company’s stores feature an assortment of tops, dresses, bottoms, jewelry, accessories and shoes sold primarily under the Company’s exclusive Body Central®, Sexy Stretch® and Lipstick Lingerie® labels.

For more information, please visit: www.bodycentral.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to the Company’s business plans and the successful execution of the Company's business strategy. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include the “Risk Factors” described in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 27, 2014, the Company’s Quarterly

Exhibit 99.1

Reports on Form 10-Q filed with the Securities and Exchange Commission on May 8, 2014, August 14, 2014 and November 6, 2014, and other factors identified from time to time in the Company's periodic filings with the Securities and Exchange Commission.

CONTACT: Body Central
investorquestions@bodyc.com

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